Exhibit 5.1

January 18, 2017

Board of Directors

Veeco Instruments Inc.

Terminal Drive

Plainview, New York 11803

Re:                             Registration Statement on Form S-3 (File No. 333-215499) — Up to $345,000,000 aggregate principal amount of 2.70% Convertible Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to Veeco Instruments Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale by the Company of up to $345,000,000 aggregate principal amount of 2.70% Convertible Senior Notes due 2023 (the “Notes”), under that certain indenture, dated as of January 18, 2017 (the “Base Indenture”), among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 18, 2017, among the Company and the Trustee (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), and pursuant to a Registration Statement on Form S-3 (File No. 333-215499) under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 10, 2017 (the “Registration Statement”) including a base prospectus, dated January 10, 2017 (the “Base Prospectus”), as supplemented by a prospectus supplement, dated January 11, 2017, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an Underwriting Agreement, dated as of January 11, 2017 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc. and Wells Fargo Securities, LLC.  The Notes are convertible, in accordance with their terms and the terms of the Indenture, into cash, shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), or a combination of cash and shares of Common Stock, at the option of the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes and the Conversion Shares (as defined below).

As counsel for the Company, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)                                   the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)                                limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)                             our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that a Statement of Eligibility of the Trustee on Form T-1 has been properly filed with the Commission.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(i)                                   The Notes have been duly authorized by all necessary corporate action of the Company and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Indenture and the Underwriting Agreement and, upon due authentication by the Trustee in accordance with the terms of the Indenture will constitute legally valid and binding obligations of the Company.

(ii)                                The shares of Common Stock initially issuable upon conversion of the Notes (the “Conversion Shares”) have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Notes and, upon issuance upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York).  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about January 18, 2017, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP